Exhibit 23.4

CONSENT OF INTERNATIONAL DATA CORPORATION

Avast Software B.V.
Prins Bernhardplein 200
1097JB Amsterdam
The Netherlands

February 08, 2012

Dear Sir or Madam:

        International Data Corporation ("IDC") grants Avast Software B.V. ("Avast") permission to make public statements, including in filings with the United States Securities and Exchange Commission that are consistent with the following:

  1.
  "According to an IDC report released in November 2011, Worldwide Endpoint Security 2011-2015 Forecast and 2010 Vendor Shares, the total endpoint security market is expected to grow from $7.2 billion in 2010 to $10.6 billion in 2015, while the consumer endpoint security market is expected to grow from $4.2 billion in 2010 to $6.1 billion in 2015."

  2.
  "According to an IDC report released in March 2011, Worldwide Mobile Security 2011-2015 Forecast and Analysis, the mobile security market is projected to grow from $0.4 billion in 2010 to $1.9 billion in 2015, representing a CAGR of 35%."

        IDC consents to the use of the data set forth above in the Registration Statement on Form F-1 and related prospectus of Avast and to the reference in the prospectus to IDC's name in connection therewith.

International Data Corporation
By:	/s/ ROBERT WHITE
Name:	Robert White
Title:	GVP Finance and Operations, IDC EMEA
Date:	February 08, 2012